UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASSURE HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	82-2726719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 South Ulster Street, Suite 1225

Denver, Colorado 80237

(Address of principal executive offices)(Zip Code)

ASSURE HOLDINGS CORP. AMENDED 2020 STOCK OPTION PLAN

ASSURE HOLDINGS CORP. AMENDED 2020 EQUITY INCENTIVE PLAN

ASSURE HOLDINGS CORP. 2021 STOCK INCENTIVE PLAN

ASSURE HOLDINGS CORP. 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Corporation Trust Company of Nevada

701 S Carson Street, Suite 200

Carson City, NV 89701

(Name and Address of Agent for Service)

(888) 724-9870

(Telephone Number, including area code, of agent for service)

(Address, including zip code, and telephone number,

1including area code, of agent for service)

Copies to:

Jason K Brenkert, Esq.

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, Colorado 80202

Telephone: (303) 352-1133

Fax Number: (303) 629-3450

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share, underlying outstanding options under the Amended 2020 Stock Option Plan(1)	1,014,100	$3.62(2)	$3,671,042	$340.31
Common Stock, par value $0.001 per share, underlying outstanding options under the Amended 2020 Equity Incentive Plan(1)	35,000	$7.65(3)	$267,750	$24.82
Common Stock, par value $0.001 per share, available for issuance upon exercise of options or vesting and settlement of awards to be granted under the 2021 Stock Incentive Plan(1)	2,000,000	$5.10(4)	$10,200,000	$945.54
Common Stock, par value $0.001 per share, available for issuance pursuant to the 2021 Employee Stock Purchase Plan (1)	2,000,000	$5.10(4)	$10,200,000	$945.54
Total	5,049,100	N/A	$24,338,792	$2,256.21

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this registration statement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Estimated solely for purpose of determining the registration fee pursuant to Rule 457(h) based on the weighted average exercise price of the options of $3.62.

(3)	Estimated solely for purpose of determining the registration fee pursuant to Rule 457(h) based on the weighted average exercise price of the options of $7.65.

(4)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sales price of the registrant’s common stock on January 5, 2022, as reported by the NASDAQ Capital Market of $5.10.

INTRODUCTORY STATEMENT

This registration statement on Form S-8 registers 5,049,100 shares of common stock, par value $0.001 (“Shares”) of Assure Holdings Corp. (the “Company”) reserved for issuance pursuant to options and awards under the Company’s equity compensation plan, including 1,014,100 Shares for issuance upon exercise of outstanding stock options under the Company’s Amended 2020 Stock Option Plan (“Amended 2020 Stock Option Plan”), 35,000 Shares for issuance upon exercise of outstanding stock options under the Company’s Amended 2020 Equity Incentive Plan (“Amended 2020 Equity Incentive Plan”), 2,000,000 Shares available for issuance upon exercise of optinos or vesting and settlement of awards under the Company’s 2021 Stock Incentive Plan (the “2021 Stock Incentive Plan”) and 2,000,000 Shares available for issuance under the Company’s 2021 Employee Stock Purchase Plan (“2021 ESPP”). For so long as the Shares are listed on the TSXV, the number of Shares that may be issued under all options and awards under the 2021 Stock Incentive Plan and the 2021 ESPP, plus any shares granted under the Amended 2020 Stock Option Plan and the Amended 2020 Equity Incentive Plan, shall not exceed 2,367,260 Shares.

PART I.      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*	The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II.      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or furnished by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which report contains the audited consolidated financial statements of the Company and the notes thereto as at December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, together with the auditors’ report thereon and the related management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2020 and 2019, filed with the Commission on March 30, 2021;

(b)	the Company’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2021, which report contains the unaudited consolidated financial statements of the Company and the notes thereto as at March 31, 2021 and for the quarter ended March 31, 2021 and 2020 and the related management’s discussion and analysis of financial condition and results of operations for the quarter ended March 31, 2021 and 2020, as filed with the SEC on May 14, 2021;

(c)	the Company’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 2021, which report contains the unaudited consolidated financial statements of the Company and the notes thereto as at June 30, 2021 and for the quarter ended June 30, 2021 and 2020 and the related management’s discussion and analysis of financial condition and results of operations for the quarter ended June 30, 2021 and 2020, as filed with the SEC on August 16, 2021;

(d)	the Company’s Quarterly Report on Form 10-Q, for the quarter ended September 30, 2021, which report contains the unaudited consolidated financial statements of the Company and the notes thereto as at September 30, 2021 and for the quarter ended September 31, 2021 and 2020 and the related management’s discussion and analysis of financial condition and results of operations for the quarter ended September 31, 2021 and 2020, as filed with the SEC on November 15, 2021;

(e)	the Registrant’s Current Report on Form 8-K as filed on February 26, 2021, March 5, 2021, April 21, 2021, May 6, 2021, June 16, 2021, September 3, 2021, October 6, 2021, November 9, 2021, November 19, 2021, December 1, 2021 and December 10, 2021;

(f)	the description of the Company’s common stock contained in its registration statement on Form 8-A filed by the Company with the SEC on September 7, 2021, including any amendment or report filed for purposes of updating such description; and

(g)	all other reports of the Company filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report incorporated by reference herein pursuant to (a) above;

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy registration statements, reports, proxy statements and other information filed by the Company at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC for further information about its public reference room at 1-800-732-0330. Such material is also available at the SEC’s website at http://www.sec.gov.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Nevada Revised Statutes (NRS) empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Pursuant to our articles, we may indemnify each of our present and future directors, officers, employees or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1*	Assure Holdings Corp. Amended 2020 Stock Option Plan filed as Appendix D to the Company’s Proxy Statement on November 9, 2021 and incorporated herein by reference (File No. 1-40785)
4.2*	Assure Holdings Corp. Amended 2020 Equity Incentive Plan filed as Appendix E to the Company’s Proxy Statement on November 9, 2021 and incorporated herein by reference (File No. 1-40785)
4.3*	Assure Holdings Corp. 2021 Stock Incentive Plan filed as Appendix B to the Company’s Proxy Statement on November 9, 2021 and incorporated herein by reference (File No. 1-40785)
4.4*	Assure Holdings Corp. 2021 Employee Stock Purchase Plan filed as Appendix C to the Company’s Proxy Statement on November 9, 2021 and incorporated herein by reference (File No. 1-40785)
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)
23.2	Consent of Baker Tilly US LLP
24.1	Powers of Attorney filed with the signature pages hereto

* - Incorporated by reference herein

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 10th day of January, 2022.

ASSURE HOLDINGS CORP.

/s/ John Farlinger
Name:	John Farlinger
Title:	Chief Executive Officer
(Principal Executive Officer)

Power of Attorney

Each person whose signature appears below constitutes and appoints John Farlinger and John Price his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John Farlinger	Executive Chairperson and Chief
John Farlinger	Executive Officer	January 10, 2022

/s/ John Price	Chief Financial Officer and
John Price	Principal Accounting Officer	January 10, 2022

/s/ Preston Parsons	Director and Founder	January 10, 2022
Preston Parsons

/s/ Martin Burian	Director	January 10, 2022
Martin Burian

/s/ Christopher Rumana	Director	January 10, 2022
Christopher Rumana

/s/ Steven Summer	Director	January 10, 2022
Steven Summer

/s/ John Flood	Director	January 10, 2022
John Flood

EXHIBIT INDEX

Exhibit Number	Description
4.1*	Assure Holdings Corp. Amended 2020 Stock Option Plan filed as Appendix D to the Company’s Proxy Statement on November 9, 2021 and incorporated herein by reference (File No. 1-40785)
4.2*	Assure Holdings Corp. Amended 2020 Equity Incentive Plan filed as Appendix E to the Company’s Proxy Statement on November 9, 2021 and incorporated herein by reference (File No. 1-40785)
4.3*	Assure Holdings Corp. 2021 Stock Incentive Plan filed as Appendix B to the Company’s Proxy Statement on November 9, 2021 and incorporated herein by reference (File No. 1-40785)
4.4*	Assure Holdings Corp. 2021 Employee Stock Purchase Plan filed as Appendix C to the Company’s Proxy Statement on November 9, 2021 and incorporated herein by reference (File No. 1-40785)
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)
23.2	Consent of Baker Tilly US LLP
24.1	Powers of Attorney filed with the signature pages hereto

* - Incorporated by reference herein